                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  InterVU Inc.
                   -----------------------------------------
                               (Name of Issuer)


                         COMMON STOCK, $.001 PAR VALUE
                   -----------------------------------------
                        (Title of Class of Securities)


                                  46114R 10 6
                   -----------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages
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CUSIP NO. 46114R 10 6                13G                       Page 2 of 5 Pages
--------------------------------------------------------------------------------

--------------  ----------------------------------------------------------------
      1         NAMES OF REPORTING PERSONS: Harry Gruber
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: N/A

--------------  ----------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (a) [ ]
                     (b) [ ]
--------------  ----------------------------------------------------------------
      3         SEC USE ONLY

--------------  ----------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     USA
--------------  ----------------------------------------------------------------
   NUMBER OF           5        SOLE VOTING POWER
    SHARES                           1,007,680
 BENEFICIALLY   --------------  ------------------------------------------------
   OWNED BY            6        SHARED VOTING POWER
     EACH                            -0-
  REPORTING     --------------  ------------------------------------------------
 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                     1,007,680
                --------------  ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                     -0-
--------------  ----------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,007,680
--------------  ----------------------------------------------------------------
     10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                SHARES*
                     [ ]
--------------  ----------------------------------------------------------------
     11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     10.8%
--------------  ----------------------------------------------------------------
     12         TYPE OF REPORTING PERSON
                     IN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS
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ITEM 1.

        (a)     Name of Issuer:  InterVU Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                201 Lomas Santa Fe Drive
                Solana Beach, Ca 92075

ITEM 2.

        (a)     Name of Person Filing: Harry Gruber

        (b)     Address of Principal Business Office or, if None, Residence:
                201 Lomas Santa Fe Drive
                Solana Beach, Ca 92075

        (c)     Citizenship:  U.S.A.

        (d) Title of Class of Securities: Common Stock, Par Value $.001 per share

        (e)     CUSIP Number: 46114R 10 6

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

        (a)     [ ]     Broker of dealer registered under Section 15 of the Act,

        (b)     [ ]     Bank as defined in Section 3(a)(6) of the Act,

        (c)     [ ]     Insurance Company as defined in Section 3(a)(19) of the
                        Act,

        (d)     [ ]     Investment Company registered under Section 8 of the
                        Investment Company Act.

        (e)     [ ]     Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940,

        (f)     [ ]     Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(F),

        (g)     [ ]     Parent Holding Company, in accordance with
                        Rule 13d-1(b)(ii)(G); see Item 7,

        (h)     [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H),





                               Page 3 of 5 pages


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ITEM 4.         Ownership

        (a)     Amount Beneficially Owned: 1,007,680 shares.

        (b)     Percent of Class: 10.8%

        (c)     Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 1,007,680
                 (ii)   shared power to vote or to direct the vote: -0-
                (iii) sole power to dispose or to direct the disposition of: 1,007,680
                 (iv) shared power to dispose or to direct the disposition of: -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        N/A

ITEM 10.  CERTIFICATION

        N/A

                               Page 4 of 5 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 1998
                                        -------------------------------
                                        Date

                                        /s/ HARRY GRUBER
                                        -------------------------------
                                        Signature

                                        Harry Gruber
                                        -------------------------------
                                        Name/Title


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